THOMPSON	ATLANTA CINCINNATI COLUMBUS NEW YORK
HINE	BRUSSELS CLEVELAND DAYTON WASHINGTON, D.C.

July 31, 2006

The Santa Barbara Group of Mutual Funds, Inc.

107 South Fair Oaks Boulevard, Suite 315

Pasadena, CA 91105

RE:

Santa Barbara Group of Mutual Funds, Inc.

File Nos. 33-56546 and 811-07414

Gentlemen:

A legal opinion that we prepared was filed with Post-Effective Amendment No. 14 to the Santa Barbara Group of Mutual Funds, Inc.'s Registration Statement (the “Legal Opinion”).  We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 17 to the Registration Statement (the “Amendment”), and consent to all references to us in the Amendment.

Very truly yours,

THOMPSON HINE LLP